Exhibit 10.4

Translated from the Hebrew - The Hebrew version is the binding version

Outline

Pursuant to section 15B (1) (a) of the Securities Law, 5728- 1968, the Securities Regulations (Periodic and Immediate Reports), 5730-1970, and the Securities Regulations (Details of an Outline of an Offer of Securities to Employees), 5760-2000

Together with

A substantial private offering report

In accordance with the Securities Regulations (Private Offering of Securities in a Listed Company), 5760-2000 and Regulations 37A (3) and 37 A3 of the Securities Regulations (Periodic and Immediate Reports), 5730-1970

An offer of

Up to 4,384,540 non-listed options, which are offered, for no consideration, to officers (who are not Directors of the Company) and other senior employees in management positions at Israel Chemicals Ltd. (the “Company” or “ICL”) and companies under its control, including the CEO of the Company, which are exercisable up to 4,384,540 ordinary shares(1) registered by name, of NIS 1.00 par value each of the Company (“Option Warrants” or “Options”).

Up to 1,025,449 ordinary restricted shares of NIS 1.00 par value each of the Company, which are offered for no consideration, to officers (who are not Directors of the Company) and other senior employees in management positions of the Company and companies under its control, including the CEO of the Company, as well as to Directors in the Company (the “Restricted Shares”).

Outline Date: August 20, 2014

(1)                                Assuming the exercise of all share options - however, a lower number of shares than that stated above may be received due to the exercise mechanisms as set forth in Sections 4.3 and 4.4 of this Outline and Immediate Report below.

Table of Contents

Section		Page

Part A	Introduction

1	General	5

2	Permits and approvals	6

Part B	The details of the offer and its terms

3	The Offerees	7

Part B (1)	Option Warrants and conditions

4	Details, conditions and rates of Option Warrants	7

5	Exercise rights, lock-up and exercise method of Option Warrants	10

6	Rights associated with the Exercise Shares	12

7	Option conditions in the event of termination of employment	13

8	Option Warrant adjustments in respect of distribution and/or allocation of Bonus Shares due to of rights and/or split or consolidation of capital and/or dividend distribution	14

Part B (2)	Restricted Shares and conditions	15

9	Details conditions and rates of Restricted Shares	15

10	Vesting period of Restricted Shares	17

11	Rights associated with the Restricted Shares	17

12	Deposit of Options and Restricted Shares with the Trustee	18

13	Restrictions on Option Warrant, Exercise Share and Restricted Share transactions	18

14	Change of control	20

15	Restructuring or merger	20

16	Tax implications and allocation to the Trustee	21

17	The Offerees obligations	23

18	Applicable law	24

19	The economic value of the Option Warrants	24

20	The economic value of the Restricted Shares	25

21	Information based on the Sixth Addendum to the Reports Regulations	26

22	The issued share capital of the Company, the amount and the holding percentage of Offerees and Interested Parties in the Company	30

23	Consideration and manner of determination	32

24	Personal interest in the approval of the Material Private Offering	33

25	Required approvals	33

26	Details of agreements pertaining to rights in the shares of the Company	33

27	Restraints or Restrictions applicable to the Offerees with respect to transactions with the Option Warrants and Restricted Shares	33

28	Term for granting of securities	33

29	Powers of the Company’s Board of Directors	33

30	No undertaking for continued employment	34

Part C	Rights associated with the Company’s Shares

31	The conditions and rates of participation in the distribution of dividends and bonus shares	34

	Rights to participate in the division of the Issuer’s property upon liquidation	35

	Right to appoint Directors	35

	Rights to receive notices of meetings of shareholders, right of participation and voting and legal quorum	36

	Restriction on transfer of shares	36

	Conditions for amendment of rights associated with the shares	36

Part D	Additional Details

32	Details of the price of the Company’s shares on the Stock Exchange	37

33	Notice of this Outline and Immediate Report	37

34	Referral to the periodic report, the interim financial statements and the immediate reports	38

35	Powers of the Israel Securities Authority	38

36	Company representative	38

Part A.                    Introduction

1.                General

Israel Chemicals Ltd. hereby reports, according to the Securities Regulations (Details of an Outline of an Offer of Securities to Employees), 5760-2000 (the “Outline Regulations”), the Securities Regulations (Periodic and Immediate Reports), 5730 — 1970, (the “Reports Regulations”) and the Securities Regulations (Private offering of Securities in a Listed Company), 5760-2000 (the “Private Offering Regulations”), that on August 6, 2014, after approval by the HR and Compensation Committee (the “Compensation Committee”) on August 4, 2014, the Company’s Board of Directors approved a private offering (the “Private Offering”) of:

(a)         Up to 4,384,540 Option Warrants exercisable as ordinary shares of NIS 1.00 par value each, of the Company, (the “Shares” or the “Shares of the Company”) to up to about 450 Offerees including 18 officers (who are not Directors of the Company) and other senior employees in management positions of the Company and companies under its control, of which 367,294 of the said Option Warrants are for the CEO of the Company; and

(b)         Up To 1,025,449 Restricted Shares (as defined below) to up to about 450 Offerees, including 18 officers (who are not Directors in the Company) and other senior employees in management positions in the Company and companies under its control, of which 85,907 of the said Restricted Shares are for the CEO of the Company.

The Private Offering to the CEO of the Company shall henceforth be referred to as - the “Material Private Offering”).

The Private Offering and the Material Private Offering are in accordance with the “Equity Compensation Plan (2014)”, which was adopted by the Board of Directors on August 6, 2014 and which also includes an option for the grant of compensation to the Directors of the Company(2) (the “Plan”), all as described below in this Outline and report (the “Outline and the Immediate Report”). In respect of the offering to the CEO, this Outline and Immediate Report also includes details as required by the Private Placement Regulations and the Reports Regulations.

The allocation of the Option Warrants and the Restricted Shares to the Offerees pursuant to this Outline and Immediate Report shall be performed in accordance with section 15B(1)(a)

(2)                                The Plan enables allocation of equity-based compensation in accordance therewith to the Directors of the Company. Such allocation will be made subject to receipt of the required approvals of the applicable organs as well as the required approval from the Tel Aviv Stock Exchange Ltd. Furthermore, the Company will publish the necessary reports associated with such allocation.

of the Securities Law, 5728-1968 (the “Securities Law”) and in accordance with the Outline Regulations and Private Placement Regulations (as the case may be).

2.                Permits and approvals

The allocation of the Option Warrants and the Restricted Shares pursuant to the Outline and this Immediate Report is subject to the obtaining of the cumulative approvals set out below:

2.1                          The approval of the Tel Aviv Stock Exchange Ltd. (the “Stock Exchange”) to list for trading the Restricted Shares and the Shares that shall be derived from exercising the Option Warrants (the “Exercise Shares”) that are the subject of this Outline and Immediate Report. Immediately after this Outline and Immediate Report is published, the Company intends to apply to the TASE to list the Exercise Shares for trading.

2.2                          Since, as set forth in Section 16 below, the Option Warrants and the Restricted Shares for the Offerees (with the exception of the Offerees as set forth in Section 16.6 below), are to be allocated in a capital gains track under Section 102 of the Income Tax Ordinance (New Version) 5721-1961 (the “Income Tax Ordinance”), the Plan requires the approval of the tax assessor and of a trustee to be appointed by the Company. The Company applied to the tax assessor soon after the approval of the Private Offering by the Board of Directors, requesting approval of the Plan and the trustee, and may allocate the Restricted Shares 30 days after the submission date of the Plan to the tax assessor.

2.3                          The allocation of the Option Warrants and the Restricted Shares is subject to obtaining all of the approvals required by law, including the approval of the organs of the Company and companies under its control, all as required by the Companies Law, 5759—1999 (the “Companies Law”), and according to any other law that applies to companies controlled by the Company that have incorporated outside Israel. The Compensation Committee discussed the Plan and the Private Offering to the Offerees, including the Material Private Offering and recommended to the Board of Directors of the Company that they approve the plan, and the Board of Directors approved the offering to the Offerees, including the Material Private Offering, on August 4, 2014. The Board of Directors discussed the Plan and the Private Offering to the Offerees, including the Material Private Offering, and approved them in its meeting held on August 6, 2014.

2.4                          The allocation of the Option Warrants and the Restricted Shares offered to the CEO is subject to approval by the General Meeting of the shareholders of the Company in accordance with Section 272(c1)(1) oh the Companies Law.

2.5                          Allocations to Offerees who are not officers - the number and terms of the Restricted

Shares allocated to each Offeree that is not an officer shall be approved by the Compensation Committee, in accordance with the delegation of the Board of Directors’ powers to this Board of Directors committee, as stated in Section 29 below.

2.6                          The Company shall be entitled to allocate Option Warrants and Restricted Shares to Offerees pursuant to this Plan, Outline and Immediate Report, after obtaining all the necessary approvals for the said allocation as stated in this Section 2 above, and subject to the provisions of Section 28 below.

Part B. The Details of the offer and its terms

3.                The Offerees

3.1                          The Offerees of the Private Offering are officers or other senior employees in management positions of the Company and subsidiaries under its control, in Israel and outside of Israel (the “Employees”).

3.2                          The Offeree under the Material Private Offering is Mr. Stefan Borgas, who serves as the CEO of the Company (the “CEO”), who is considered to be an interested party in the Company by virtue of his position. The Option Warrants and the Restricted Shares offered to the CEO are described in Sections 4.1 and 9.7 below.

3.3                          According to the information provided to the Company as of the date of this Immediate Report:

3.3.1                             The CEO holds shares and/or options of the Company that can be exercised into shares of the Company (see Section 22 below for more information).

3.3.2                             The CEO and the Employees (collectively: the “Offerees”) are not an ‘interested party’, as such term is defined in section 270(5) of the Companies Law. In addition, to the best of the knowledge of the Company and its managers, there are no interested parties among the Employees in ICL.

Part B(1) Option Warrants and Conditions

4.                Details, conditions and rates of the Option Warrants

4.1                          The Offerees (including 18 officers who are not Directors) shall be allocated, for no consideration, up to 4,384,540 non-marketable Option Warrants exercisable to up to 4,384,540 ordinary shares of NIS 1.00 par value each, of the Company, subject to the adjustments specified in Section 8 below and all the other conditions of the Plan specified below, of which 367,294 Option Warrants shall be allocated to the CEO. It should be noted that the number of the actual Exercise Shares allocated at the time of the exercise of the Option Warrants may be less due to the Maximum Share Value as specified in section 4.3 below, and if the Company selects to exercise its right as provided in section 4.4 below, in such a case, the number of the Offerees holdings shall be less than the amounts specified below.

4.2                         The number of Shares that shall be derived from the exercise of the Option Warrants that shall be allocated to the Offerees shall constitute, as of the date of this report, about 0.34% of the issued and paid up capital of the Company and about 0.35% of the voting rights in the Company(3) (about 0.33% of the issued and paid up capital of the Company and about 0.34% of the voting rights of the Company, on a fully diluted basis)(4), of which, the amount of shares resulting from the exercise of options to be allotted to the CEO shall constitute, as of the date of this report, about 0.03% of the issued and paid up capital of the Company and about 0.03% of the voting rights in the Company(5) (about 0.03% of the issued and paid up capital of the Company and about 0.03% of the voting rights of the Company, on a fully diluted basis)(6). The economic value of the Option Warrants offered to the Offerees is approximately NIS28,806 thousand, of which the economic value of the Option Warrants offered to the CEO is approximately NIS2,413 thousand.(7)

4.3                          Each Option Warrant entitles the holder to receive from the Company or from its representative, by way of allocation, or transfer (as specified in Sections 4.4 and 4.5 below) one Ordinary Share of NIS 1.00 par value each of the Company against payment of the Exercise Price of NIS28.71 equal to the average closing prices on the Stock Exchange of the share of the Company on the 30 trading days preceding the

(3)                                Assuming, theoretically, the exercise of all option warrants into shares by the Offerees under this Outline, regardless of the Maximum Share Value specified in Section 4.3 below, and without the Company exercising its right to allocate shares in the value of the benefit amount as per Section 4.4 below, and without considering the shares held by the Company and by its subsidiary. The actual number of shares allocated may be lower than that specified in Section 4.1 above due to the Maximum Share Value as specified in Section 4.3 below or due to the activating of the “net exercise” mechanism as described in section 4.4 below.

(4)                                The calculation of the full dilution rate was carried out on the basis of the assumptions in footnote 3 above with regard to the exercise of options by all the Offerees under this Outline, and assuming the exercise of all the other securities of the Company that are convertible or exercisable for shares of the Company and the allocation of the restricted shares.

(5)                                See Footnote 3 above.

(6)                                See Footnote 4 above.

(7)                                Calculated based on the economic opinions of eternal advisors on the basis of a binomial model, in accordance with the assumptions set forth in Section 19 below and considering the Maximum Share Value as described in Sections 4.3 and 4.4 below. The economic value to the US Offerees may be lower than the economic value to the other Offerees as the Exercise Price of the Option Warrants that are allocated to them is not adjusted to dividend and/or consumer index.

date of the decision of the Board of Directors, subject to the adjustments as provided in Section 8 below. The Exercise Price per share subject to the Option Warrant shall be linked to the CPI, with the base index being the index for the month of July published on the 15th of August 2014 (102.4 points) (the “Base Index”), with the Exercise Price increasing or decreasing in accordance with the ratio between the known index on the date of exercise and the Base Index. Notwithstanding the foregoing, the Exercise Price for the Offerees who are residents of the United States and/or subject to U.S. tax law shall not be linked to the CPI as above. The Exercise Price determined above, including the abovementioned CPI linkage with regard to the Option Warrants shall hereafter be termed, the “Exercise Price”.

Notwithstanding the above, if on the Exercise Date (as defined below) the closing price of the share of the Company on the day preceding the Exercise Date (the “Share Value”) is more than 2 times the Exercise Price (the “Maximum Share Value”), the number of Exercise Shares shall be adjusted so that the multiple of the number of Exercise Shares that will actually be allocated to the Offeree at the Share Value shall be equal to the multiple of the number of options exercised at the Maximum Share Value. In the case of the events set out in Sections 8.1 to 8.3 below, the necessary adjustments shall be made. A share fraction resulting from the above calculation shall be rounded upwards to a full share. Immediately following the exercise, the total amount of the exercise options shall expire.

The Company shall preserve a sufficient number of shares in its registered capital for the allocation of options in accordance with this Outline and Immediate Report.

4.4                          Alternatively, and according to the Company’s sole discretion, the Company shall be entitled at the time of exercise of the options to allocate shares to the Offerees, or transfer to them shares held or that shall be held by the Company or by a company under its control, at the value of the benefit only, as follows:

4.4.1                             The number of Exercise Shares to which each Offeree shall be entitled on the date of the exercise of the Option Warrants (as defined in Section 5.5 below) shall be calculated according to the difference between:

4.4.1.1                    The Stock Exchange closing price of the Company’s shares on the trading day preceding the Exercise Date and not more than a total equal to a 2 multiple of the Exercise Price per share (the “Effective Rate”), multiplied by the number of shares subject to the Option Warrants in respect of which the Exercise Notice is given,

And:

4.4.1.2                    The Exercise Price multiplied by the number of shares subject to the Option Warrants in respect of which the Exercise Notice is given.

In the case of the events set out in Sections 8.1 to 8.3 below, the necessary adjustments shall be made.

This difference shall constitute the amount of the benefit for the Offeree stemming from the Exercise Date (the “Benefit Amount”).

4.5                          The Company shall allocate to the Offerees, or transfer to them shares held or that shall be held by the Company or by a company under its control, such amount of shares, the market value of which according to the closing price of the shares of the Company on the stock exchange on the trading day preceding the Exercise Date (minus the par value of the share of the Company, if actually paid by the Offeree), shall be equal to the Benefit Amount, only. A share fraction resulting from this calculation shall be rounded upwards to a whole share.

4.6                         In the event of share allocation in accordance with this Section, the following conditions shall apply: The Company shall convert to share capital a portion of its profits or premium on shares or from any other source included in its equity capital according to its financial statements, for the nominal value of the Exercise Shares, and all as provided in Section 304 of the Companies Law. If this is not possible, the Offeree shall pay the par value of the Exercise Shares only. It is hereby clarified, that in every event of the allocation of shares pursuant to this Section the exercise shall be carried out in a manner in which the nominal value of the shares shall be paid (or, as applicable, shall be capitalized) by the Company or by the Offeree, subject to any applicable law, including the provisions of the Companies Law, regarding distribution.

5.                Exercise rights, lock-up and exercise method for Option Warrants

5.1                         All of the Option Warrants shall be issued to the Offerees following compliance with all of the conditions specified in Section 2 above. The Options Warrants will be exercisable (“released”) in three (3) equal installments as follows:

5.1.1                             One-third (1/3) of the amount of Option Warrants allocated to each of the Offerees shall be “released” at the end of 24 months following December 1, 2014 (the “Commencement Date”);

5.1.2                             One-third (1/3) of the amount of Option Warrants allocated to each of the Offerees shall be “released” at the end of 36 months following the

Commencement Date;

5.1.3                             The remaining one-third (1/3) of the amount of Option Warrants allocated to each of the Offerees shall be “released” at the end of 48 months following the Commencement Date.

5.2                          Each of the Offerees shall be entitled to exercise the Option Warrants, pursuant to the conditions of the Plan (including as set out in Section 7 below), in whole or in part, starting from the date of each installment being “released” until the end of 24 months from this date (the “Final Exercise Date”). If the last day of the exercise falls on a non-business day for banks in Israeli and for trading on the stock exchange - the Final Exercise Date shall be postponed to a business day which is also a stock trading day.

5.3                          An Offeree who is interested in exercising the Option Warrants, to which he is entitled into shares, under the conditions of the Plan, shall provide the Company and the Trustee with a written notice, signed by him, in a format determined by the Company (the “Exercise Notice”). The Exercise Notice shall include, inter alia, the identity of the Offeree and the number of the Option Warrants he is interested in exercising. The discretion as to whether or not to exercise and the obligation to pay the Exercise Price is that of each individual Offeree and not that of the Trustee.

5.4                          The Offeree shall pay the Company the consideration owed to the Company for the Exercise Shares that shall be allocated to the Offeree in accordance with the Exercise Notice and as determined by the Company, unless the Company elects to exercise its right under Section 4.4 above.

5.5                          On the first trading day after the day on which the Company shall receive the Exercise Notice, fully completed and signed by the Offeree, with the consideration having been paid by it, as specified in section 5.4 above (hereinafter and hereinabove: the “Exercise Date”), the Company shall issue the Exercise Shares to the Trustee,(8) in the event that the Company elects to exercise its right as provided in Section 4.4 above the provisions of Section 4.4 above shall apply.

5.6                          Option Warrants that are not exercised by the Final Exercise Date (as per Section 5.2 above) shall expire and shall not grant any right to compensation or indemnity and shall not have any effect.

(8)                                It is hereby clarified, that wherever there is a reference to the Plan and the Outline to award the exercise shares or the restricted shares to the Offeree or to the Trustee on his behalf, respectively, the intention is to register those shares in favor of the Offeree or the Trustee, as applicable, with a member of the stock exchange in a manner in which the shares shall be recorded in the register of shareholders of the Company in the name of the registration company.

5.7                          Notwithstanding the foregoing, it is hereby clarified that in accordance with the Stock Exchange Regulations, exercise of options to shares shall not be carried out on the effective date for the distribution of bonus shares, an offer by way of rights, distribution of dividends, consolidation of capital, split of capital, or reduction of capital (all of the above hereafter in this Section, a “Company Event”), and the said exercise shall be postponed to the following trading day. In addition, if the X day of a Company event falls prior to the Effective Date of the Company Event (as these terms are defined in the Stock Exchange Regulations), the exercise of options to shares shall not be performed on the said X date and the exercise shall be postponed to the following trading day.

6.                Rights associated with the Exercise Shares

6.1                          The Exercise Shares shall, immediately upon their issuance, have equal rights for all intents and purposes, to ordinary shares in the share capital of the Company as of the date of this Outline and Immediate Report, and shall have, inter alia, the same rights to receive notice and to attend General Meetings of the Company, receive dividends or any other distributions and to receive surplus assets upon liquidation.

6.2                          In every case in which in accordance with the provisions of the Plan the Offeree shall be entitled to receive rights and/or bonus shares and/or any other right granted to the Offeree by virtue of the Option Warrants and/or Exercise Shares (hereinafter: the “Rights”), and if on the Effective Date of the distribution of the Rights the Option Warrants and/or the Exercise Shares were held by the Trustee, the Rights shall be transferred to the Trustee, which will deduct withholding tax according to any applicable law, if and to the extent applicable, and all the Rights shall be allocated to the Trustee in favor of the Offerees, and shall be held by the Trustee until the end of the Minimal Trust Period (as defined in Section 16.4 below) of the options for which the Rights were allocated and the conditions of the tax track shall apply to these additional Rights.

6.3                          In every case in which the Company shall distribute a dividend in cash and if on the Effective Date for the distribution of the dividend the Trustee is holding Exercise Shares for any Offeree, the Company shall transfer to the Trustee the amounts of the dividend for the Exercise Shares held by the Trustee as mentioned above for each Offeree. The Trustee shall deduct withholding tax, if and to the extent required, and shall then transfer the dividend amounts (after deduction of tax) to the Offeree.

6.4                          Notwithstanding Section 6.1 above, as long as with accordance with the Plan, during the period that the Exercise Shares are held in favor of the Offeree by the Trustee and have not yet been transferred to the Offerees, these shares shall not grant the right to receive notice and to participate in the General Meeting of the Company.

7.                Option conditions in the event of termination of employment

7.1                          In the event of termination of the employment relationship between the Company and the Offeree due to the voluntary retirement of the Offeree and not as a result of disability due to health problems (“Disability”), the Offeree shall be entitled to exercise only those Option Warrants that have been released and that have not yet been realized as shares, and that have not expired by the Date of Termination of Employment, and they shall be exercisable over a period of 90 days from that date (or, if the lock-up period has not yet expired under section 102 of the Income Tax Ordinance - up to 90 days from the end of this period, according to the latter of these periods). The remainder of the Option Warrants shall expire upon the termination of employment.

7.2                          In the event of termination of employment due to Disability or death — the Offeree (or his heirs) shall be entitled to exercise the Option Warrants that have been released and not yet realized for a period of twelve (12) months from the Date of Termination of Employment.

7.3                          In the event of termination of employment due to dismissal under circumstances which, in the Company’s opinion, confers on the Company the right, under law, to dismiss the Offeree without severance pay, including the carrying out of criminal offenses and breach of trust, all of the Option Warrants offered to the Offeree according to the plan, including those that are released that have not actually been realized, shall immediately expire on the date of notice of termination.

7.4                          In the event of termination of employment for any reason not described in Sections 7.1 to 7.3 above, the Offeree shall be entitled to exercise only those Option Warrants that have been released up to the Date of Termination of Employment and which have not yet been exercised as shares, and which have not yet expired and which are excisable up to their exercise date. The remainder of the Option Warrants shall expire upon termination of employment.

7.5                          The Offeree’s right to Option Warrants granted to him under the Plan or their realization shall not end or expire or be accelerated as a consequence of the fact that the Offeree moved from the Company to work as an employee or an officer of a company under its control, or vice-versa.

7.6                          The Board of Directors is entitled to amend the provisions of this Section 7 (and/or any one of them), at its absolute discretion.

7.7                          For purposes of this Outline and Immediate Report, the “Date of Termination of Employment” is the date of the termination of the employee-employer relationship between the Offeree and the Company, or the termination of the Notice Period (or period of adjustment, if any), whichever is later.

8.            Option Warrant adjustments in respect of distribution and/or allocation of bonus shares due to rights and/or split or consolidation of capital and/or dividend distribution

8.1                          If the Company distributes Bonus Shares after the allocation of Option Warrants according to this Outline and Immediate Report, then there shall be an increase in the number of Exercise Shares with respect to the exercise of the Option Warrants that have not been exercised into shares and have not expired by the date determining the right to receive Bonus Shares by adding the appropriate number, at no charge, of shares to which the Offeree would have been entitled as bonus shares if he had exercised the options not yet exercised into shares up to the effective date of the right to receive Bonus Shares, immediately prior to the date determining the date of the distribution of Bonus Shares. It is clarified that the Exercise Price of the options shall not change in the event of the distribution of Bonus Shares — however, the payment for each share shall be reduced accordingly due to the number of shares stemming from each option.

8.2                          If the Company offers its shareholders securities of any kind in way of issuance of rights, the Exercise Price of the Option Warrants shall not be adjusted, however, the number of Exercise Shares in respect of the exercise of Option Warrants that have not yet been exercised into shares on the date determining the right to acquire rights in the rights offering shall be adjusted in accordance with the inherent bonus component in the rights to be calculated in accordance with the instructions of the stock exchange as shall be on the Effective Date.

8.3                          In any event of split or consolidation of share capital of the Company, or any corporate equity event of a fundamentally similar nature, the Company shall perform the necessary changes or adjustments to prevent a dilution or increase of the rights of an Offeree under the plan with respect to the number and type of Exercise Shares in respect of options not yet exercised by the Offeree and/or in respect to the Exercise Price of each option.

8.4                          If the Company distributes a cash dividend in which the effective date for its distribution falls after the allocation of Option Warrants according to this Outline and Immediate Report, then on the X day the Exercise Price of the Option Warrants not yet exercised and not yet expired by that date shall be reduced by the amount of the dividend per share (gross), according to its amount in NIS. For the avoidance of doubt, in any event, the Exercise Price shall not be less than the par value per share. It is clarified that the provisions of this Section 8.4 shall not apply to Offerees who are residents of the United States and/or are subject to U.S. tax law.

8.5                          In any case in which as a result of the adjustments specified in this Section, the Company is required to allocate a share fraction, the Company shall not allocate the abovementioned share fraction, and the number of shares allocated to the Offeree shall be rounded upwards to the nearest share.

8.6                          It is hereby clarified, that the Offeree’s right to additional Exercise Shares resulting from adjustments under the provisions of this Section 8, shall only apply on the Exercise Date of the Option Warrants.

Part B(2) Restricted Shares and conditions

9.                Details, conditions and rates of Restricted Shares

9.1                          The Restricted Shares shall be granted for no consideration. The Company shall capitalize a portion of its profits to share capital or behave in any other manner permitted by law in the event of a share issuance for an amount lower than the nominal value, all in accordance with the applicable law, including pursuant to Section 304 of the Companies Law.

9.2                          Restricted shares - are shares that are subject to transfer restrictions and are not able to be transferred or sold up to the end of their vesting period and the removal of the constraints imposed thereon. At the end of the vesting period of each Restricted Share, the lock up imposed on this share shall be released automatically and the share shall become a share released from all restrictions (the “Restricted Shares”).

9.3                          The Restricted Shares shall, immediately upon their issuance have, for all intents and purposes, equal rights to ordinary shares in the share capital of the Company as of the date of the Plan, this Outline and Immediate Report, and shall grant, inter alia, the same rights to receive notice and to attend General Meetings of the Company (subject to Section 9.5 below), to receive dividends or bonus shares (subject to Section 9.4 below) or any other distribution and receive surplus assets upon liquidation. In the event of issuance of Rights, the Rights will be deposited with the Trustee which shall act in accordance with the instructions of the Offeree and will ensure application of withholding tax for the Rights, as the case may be.

9.4                          Notwithstanding the above, a dividend or bonus shares that were distributed for

Restricted Shares that have not vested yet, shall be held by the Trustee until the Restricted Shares for which the dividend or bonus shares were distributed are vested and following their vesting shall be transferred to the Offeree, by the Trustee and following deduction of withholding tax, in accordance with applicable law, by the Trustee. A dividend or bonus shares that were distributed in respect of vested Restricted Shares shall be transferred directly to the Offeree by the Trustee after deduction of withholding tax, in accordance with applicable law.

9.5                          Voting rights — As long as the Restricted Shares have not vested in accordance with the instructions of the Plan, this Outline and Immediate Report, and the limitations placed on them have not been removed, their voting rights shall be that of the Trustee (as defined below) only. The Trustee shall not be obliged to activate his voting tights. Following the vesting of the shares, the provisions of Section 11 below will apply.

9.6                          Termination of Work

9.6.1                             Upon termination of the employment relationship, all of the unvested Restricted Shares allocated to the Offeree according to this Outline and Immediate Report shall be transferred to the Company for no consideration. In addition, dividends distributed in respect of unvested Restricted Shares that are held by the Trustee, shall also be returned to the Company. The vested Restricted Shares shall be transferred to the Offeree (shall not be returned to the Company), and, accordingly, the dividend distributed in respect of these shares shall be transferred to the Offeree.

9.6.2                             In the event of termination of employment under circumstances which the Company believes grant the Company the right by law to dismiss the Offeree without severance pay, including criminal offenses and breach of trust, the vested Restricted Shares that are not yet sold or transferred and the dividend in respect thereof shall also be returned to the Company immediately and for no consideration.

9.7                          For the Offerees - employees (including 18 officers who are not Directors of the Company) and the CEO shall be allocated, for no consideration, up to 1,025,449 Restricted Shares, subject to all the other terms of the Plan listed below, of which 85,907 Restricted Shares shall be allocated to the CEO.

9.8                          The number of Restricted Shares that shall be allocated to the Offerees shall constitute, as of the date of this report, approximately 0.08% of the issued and outstanding capital of the Company and approximately 0.08% of the voting rights of the Company(9) (approximately 0.08% of the issued and outstanding capital of the Company and approximately 0.08% of the voting rights in the Company, on a fully diluted basis)(10), of which, the amount of restricted shares to be allotted to the CEO shall constitute, as of the date of this report, approximately 0.007% of the issued and outstanding capital of the Company and approximately 0.007% of the voting rights in the Company (approximately 0.007% of the issued and outstanding capital of the Company and about 0.007% of the voting rights in the Company, at full dilution)(11). The value of the Restricted Shares offered to the Offerees according to the closing price on the Stock Exchange on the day preceding the date of approval by the Board is approximately NIS28,806 thousand, of which the value of the Restricted Shares offered to the CEO is approximately NIS2,413 thousand.(12)

10.         Vesting period of the Restricted Shares

10.1                   The Restricted Shares that will be allocated to the Offerees after fulfillment of all the conditions specified in Section 2 above, shall be exercisable (“released”) in three (3) equal installments, as follows:

10.1.1                      One-thirds (1/3) of the number of restricted shares allocated to each of the Offerees shall be “released” at the end of 24 months following December 1, 2014 (the “Commencement Date”);

10.1.2                      One-thirds (1/3) of the number of restricted shares allocated to each of the Offerees shall be “released” at the end of 36 months following the Commencement Date;

10.1.3                      The remaining one-third (1/3) of the number of restricted shares allocated to each of the Offerees shall be “released” at the end of 48 months following the Commencement Date.

11.         Rights associated with the Restricted Shares

11.1                   At the end of the vesting period the restrictions on the Restricted Shares shall be removed and they shall become ordinary shares of the Company (the “Released Shares”).

(9)                                 Without considering the shares held by the Company and by its subsidiary.

(10)                         The calculation of the full dilution rate was performed assuming the exercise of all other securities of the Company that are convertible or exercisable for shares of the Company and the allocation of the restricted shares

(11)                          See footnote 10 above.

(12)                         Calculated in accordance with an economic opinion of external advisors, on the basis of a binomial model, in accordance with the assumptions set forth in Section 20 below.

11.2                   In any event in which, pursuant to the Plan, the Offeree will be entitled to receive rights and/or Bonus Shares and/or any other right, insofar as it is granted to the Offeree by virtue of the Released Shares (hereinafter: the “Rights”), and on the Effective Date of the distribution of the Rights, the Released Shares are held by the Trustee, the Rights shall be transferred to the Trustee, who shall deduct withholding tax, in accordance with any applicable law, if and to the extent it is applicable, and all the Rights shall be allocated to the Trustee in favor of the Offerees, and shall be held by the Trustee until the end of the Minimal Trust Period of the Restricted Shares (as defined in Section 10.4 below), in respect of which the Rights were allocated and the conditions of the tax track shall apply to these additional Rights.

12.         Deposit of Options and Restricted Shares with the Trustee

The Option Warrants and the Restricted Shares shall be allocated to a Trustee according to the terms of the capital gains track, through a Trustee as set forth in Section 16.4 below (the “Trustee”), for the Offerees, following and subject to receiving of all the approvals set out in Section 2 above. The Effective Date is the date the Board of Directors approved the allocation of the Option Warrants and the Restricted Shares to the Offeree, namely August 6, 2014 (the “Effective Date”). Regarding the CEO, since the approval of the General Meeting of the Shareholders of the Company is required to allocate Option Warrants and Restricted Shares to the CEO of the Company, the Effective Date regarding the CEO shall be the approval date of the abovementioned meeting.

13.         Restrictions on Option Warrant, Exercise Share and Restricted Share transactions

13.1                   The Option Warrants and the Restricted Shares are a non-transferrable personal right, endorsed or pledged, whether voluntarily or otherwise (except to the heirs of a deceased Offeree according to a will or inheritance laws, provided they convey acceptance to their conditions). The Restricted Shares shall be registered for trade on the stock exchange.

13.2                   The Option Warrants and the Restricted Shares awarded to the Offerees resident in Israel shall be allocated to the Trustee under Section 102 of the Income Tax Ordinance. Consequently, the Option Warrants or Exercise Shares or Restricted Shares, respectively, shall be held by the Trustee, under Section 102 of the Income Tax Ordinance, for the Minimal Trust Period, as set forth in Section 16 below.

13.3                   The Trustee may not transfer the Option Warrants and the Restricted Shares that were granted in accordance with this Outline and Immediate Report to any third party, including an Offeree, unless so instructed by the Company and subject to any applicable law.

13.4                   Transfer of Option Warrants and/or Exercise Shares and/or Restricted Shares in accordance with a will or inheritance laws shall be valid and shall bind the Company, only after the Company is furnished with the following notarized approvals:

a.                  A written request for the transfer and a copy of a legal document creating and confirming the right of such person to act in respect of the Offeree’s estate and creating or confirming the right of the transferee;

b.                  Written consent from the transferee to pay any amount in respect of the option warrants and the restricted shares under this Outline and Immediate Report, and agreement to pay any amount required under the provisions of this Outline and Immediate Report as well as consent to comply with all the provisions of this Plan, Outline and Immediate Report;

c.                   Any other evidence required by the Board of Directors to establish the right to transfer the option warrants and/or the exercise shares and/or the restricted shares and the validity of the transfer.

13.5                   The Option Warrants and the Restricted Shares are subject to the restrictions under the provisions in the Company’s articles of association.

13.6                   The allocation of the options and the Restricted Shares pursuant to this Outline and Immediate Report is made in accordance with section 15B(1)(A) of the Securities Law, and therefore the restrictions set out in Section 15C of the Securities Law with respect to reversed sale, shall not apply to the Exercise Shares, the Restricted Shares and the Released Shares (except as set out below), .

Section 15C of the Securities Law and the Securities Regulations (Details Regarding Sections 15A to 15C of the Law) 5760-2000 (the “Additional Details Regulations”) shall apply to the Exercise Shares that will be derived from the exercise of the Option Warrants, the Restricted Shares and the Released Shares that will be derived from the Restricted Shares that shall be allocated to Offerees in countries other than Israel, as follows:

13.6.1                      For a period of six months from the date of issuance, the said Offerees shall be prohibited from offering the Exercise Shares, the Restricted Shares or the Released Shares for trading on the stock exchange without publishing a prospectus which the Israeli Securities Authority has approved for publication.

13.6.2                      For a period of six consecutive quarters, commencing on the end of the period set out in Section 13.6.1 above, each of the said Offerees may offer a number of shares on any trading day which is no more than the daily average of the volume of trading of the Company’s Exercise Shares, Restricted Shares or Released Shares on the stock exchange over the eight week period preceding the date of the offer, provided that the total number of shares offered in any quarter does not exceed one percent of the Company’s issued and outstanding capital, as set out in the Additional Details Regulations.

14.         Change of control

In the event of provision of notice of termination of the employment relationship for any reason, except for the event set forth in Section 7.3 above, during the 180 days following the completion of the change of control in the Company, the right of the Offerees to exercise all the Option Warrants allocated to them including those not yet “released” shall be formulated immediately prior to the Date of Termination of the Employment and all the Option Warrants shall be exercisable by them from that date until the date of their exercise as provided in Section 5.2 above. In addition, in the case specified in this Section above, the Restricted Shares shall become vested immediately prior to the Date of Termination of the Employment.

“Change of control” — includes by way of the sale of shares (including a share swap), distribution of a specific dividend or allocation of shares to a third party.

“Control” in this section - as defined in the Securities Law.

15.         Restructuring or merger

In the event of merger of the Company with or into another company, whether by way of exchange of shares, cash purchase or otherwise, or by the sale of all (or the majority of) the assets of the Company or its operations or its issued share capital or any other similar corporate event (collectively: “Restructuring or Merger”) and subject to any applicable law, the Board of Directors shall determine one of the following alternatives:

15.1                   Each option shall be replaced or converted to an equivalent option in the New Company after the merger or sale and the Board of Directors shall be entitled to make such modifications to the Exercise Price for this purpose, if and to the extent required, all subject to the discretion of the Board; OR

15.2                  Each option shall be adopted by the New Company so that it will be exchangeable for a share of the New Company, subject to adjustments and changes that will be determined by the Board of Directors; OR

15.3                  Each option shall be canceled or returned to the Company and the Company shall pay the eligible employee monetary compensation for the cancellation or return of the option stated above, provided that the inherent value of the benefit in the compensation shall not be less than the inherent value of the options that were canceled or returned to the Company, as measured at the date of cancellation or return, as the case may be; AND

15.4                   Any resulting action and/or adjustment related to the options and their conditions, as required at their discretion.

15.5                   Upon completion of the Restructuring or Merger the options exercisable to shares of the Company shall expire.

15.6                   In the event of a Restructuring or a Merger, the treatment of the Restricted Shares shall be in accordance with the treatment of ordinary shares of the Company, subject to the Vesting Period of the Restricted Shares.

For purposes of this Section, the term, the “New Company” shall relate to the company with which the merger is to be performed, with which a sale transaction will be implemented or that shall take the place of the Company after the Restructuring or Merger or any resulting transaction. For the avoidance of any doubt, it is clarified that in the event that control of the Company is transferred as a result of the Restructuring or Merger, the provisions of Section 14 above shall apply.

16.         Tax implications and allocation to the Trustee

The following is an itemization of certain provisions relating to tax in respect of the allocation and exercise of the Option Warrants and/or the Restricted Shares:

16.1                   The Offerees shall bear any tax obligation regarding allocation of the Option Warrants and/or the Restricted Shares to the Offerees (including income tax, capital gains tax, national insurance and health tax) and any other mandatory payment with respect to the awarding of the Option Warrants and/or the Restricted Shares and the exercise or sale of the Exercise Shares and/or the Restricted Shares and/or the Released Shares. The Trustee and the Company shall be entitled to deduct any amount that is subject to withholding tax, in accordance with any applicable law.

16.2                   The provisions of Section 102 of the Income Tax Ordinance (New Version) and the regulations promulgated thereunder (collectively, heretofore and hereafter: “Section 102”) shall apply to the Option Warrants and/or the Restricted Shares allocated to the Offerees in Israel. The Company has elected that the allocation to the Offerees who are Israeli residents shall be made through a Trustee, in a capital gains track.

16.3                   At the date of this report, the provisions of Section 102 regarding the capital gains track stipulate, inter alia, as follows:

•             The Options Warrants and/or Exercise Shares and/or Restricted Shares shall be held with the Trustee until two years have followed from the date of allocation;

•             The Offeree’s income from allocation of the Options Warrants and/or Restricted Shares shall not be taxed on the date of the allocation;

•             The Employee’s tax liability for “part of the value of the benefit” on the date of the allocation of the Option Warrants and/or the Restricted Shares shall be calculated in accordance with the marginal tax rate that applies to the Employee. For this purpose, the “part of the value of the benefit” shall be calculated in accordance with the average value of the Company’s shares on the TASE at the end of the 30 trading days which preceded the allocation of the Option Warrants and/or Restricted Shares, less the cost of exercising the Option Warrants.

•             The balance of the value of the benefit shall be subject to tax at the rate applicable to capital gain according to Section 102 (currently 25%).

•             When allocating the Option Warrants and/or Restricted Shares, the Company employing the Offeree shall be allowed a salary expense at the level of the Employee’s income, on which a tax at the marginal tax rate shall apply. The value of the benefit to the Employee shall be subject to the fixed tax rate applicable to capital gains according to Section 102 (currently 25%) - the Company shall not be allowed an expense for tax purposes.

The abovementioned should not be considered as tax advice and each Offeree should review the tax situation applicable to it and decide whether and how to act according to its own specific circumstances.

16.4         Accordingly

•             The allocation to the Offerees shall take place only after the fulfillment of the conditions required in the provisions of the capital gains track in Section 102 of the Income Tax Ordinance.

•             Prior to the allocation of the Option Warrants and/or the Restricted Shares to the Offerees, the Company shall enter into an agreement with the Trustee (the “Trustee”), which shall hold the Option Warrants and/or the Restricted Shares in trust for the Offerees pending exercise of the Option Warrants (or their expiry, as the case may be) or until the end of the expiration of the restriction on the Restricted Shares, as the case may be, and shall hold the Exercise Shares that shall be derived from the exercise of the Option Warrants and/or the Released Shares for at least 24 months subsequent to the date of allocation to the Trustee (the “Minimal Trust Period”).

16.5                   Notwithstanding any other provision in this Section, it is stated that transfer of the Exercise Shares and/or Restricted Shares and/or Released Shares from the Trustee to an Israeli Offeree or from an Israeli Offeree to any third party (including sale thereof), shall only be permitted after the Minimal Trust Period, and payment of the applicable tax. Despite the aforementioned, it will be possible to transfer the Exercise Shares and/or the Restricted Shares and/or the Released Shares before the end of the Minimal Trust Period, after payment or deduction of the owed tax, if any, and shall be made in accordance with the provisions, conditions and arrangements as may be agreed upon between the Company and the Trustee, and subject to the provisions of Section 102 or the provisions of any applicable law and any agreement with the tax authorities.

16.6                   Notwithstanding the provisions heretofore and hereafter, the Offerees under this Outline and Immediate Report include Offerees whose place of residence or employment is outside of Israel, and therefore the provisions of Section 102 may not be applicable in their respect. The Option Warrants and/or the Restricted Shares of these Offerees shall be deposited with the Trustee on the date of their allocation and shall be exercised through the Trustee in the manner set out in this Outline and Immediate Report, without the lock up restrictions under Section 102.

The foregoing of this Section 16 above does not purport to be an authorized interpretation of the legal provisions pertaining to the taxes that may apply in connection with the grant of the Options Warrants and the Restricted Shares being offered to the Offerees, and cannot substitute for professional legal advice on the matter. As is customary in investment in securities, each of the Offerees (including Offerees as per sub-section 16.6 above) must consider the various tax aspects and the tax implications that will be associated with their investment and should consult with their professional advisers, including legal and taxation advice having regard to their particular circumstances.

17.     The Offerees obligations

Upon the allocating the Option Warrants or the Restricted Shares, the Company shall deliver to each Offeree a letter of offer in respect of the number of Option Warrants or Restricted Shares that each Offeree is entitled to receive under this Outline and the Immediate Report. Upon receipt of the Option Warrants or the Restricted Shares pursuant to this Outline and Immediate Report, the Offeree shall undertake and declare the following:

(1) to agree and confirm that he received and read the Plan and the letter of offer and accepts all of the conditions therein, including and without derogating from the generality of the aforesaid, his consent to bear all of the tax liabilities and other mandatory payments resulting from the offering and allocation of the Option Warrants and the Restricted Shares, the exercise of the Option Warrants or the sale of the Exercise Shares or of the Released Shares, as the case may be, and that he agrees and authorizes the Company to withhold any tax that may apply (including, if required, from the number of Option Warrants and/or Exercise Shares and/or Released Shares, as the case may be); (2) to fulfill all the conditions set out in Section 102 (including provisions relating to the tax track), the provisions of Section 102, the Plan, letter of offer and trust agreement; (3) subject to the provisions and conditions of Section 102 and the rules, not to sell or remove the Exercise Shares and/or the Restricted Shares and/or the Released Shares from the trust prior to the end of the Minimal Trust Period; (4) to comply with the procedures for exercising the Option Warrants and the sale of the Exercise Shares and/or the Released Shares, as the case may be, as will be agreed upon between the Company and the Trustee.

18.         Applicable law

The Plan, this Outline and Immediate Report as well as all of the ancillary documents thereto that were submitted or signed by the Company or companies under its control in respect of the Plan, this Outline and Immediate Report, shall be interpreted, conducted and subject to the laws of the State of Israel.

19.     The economic value of the Option Warrants

19.1                   The Option Warrants shall be allocated to the Offerees for no consideration.

19.2                   The Company is implementing International Financial Reporting Standard Number 2 “share based payment.” The main provisions of the standard are the recording of expenses in respect of share based payment transactions in the financial statements of the Company in accordance with the economic value at the time of the allocation as defined in the abovementioned standard. The expense shall be recorded in the financial statements of the Company over the Vesting Period of the Option Warrants and in accordance with the number of Option Warrants expected to be vested.

19.3                   The average economic value of an Option Warrant as of August 6, 2014, is NIS6.57. For additional details see Section 4 above.

19.4                   The aforesaid economic value calculation was performed according to the economic opinion of external consultants and is based on the binomial model, which is the appropriate model to calculate the economic value of an event in which a maximum limit is defined at the level of the benefit resulting from the exercise of the Option

Warrant (“CAP”). The annual standard deviation of the share that was calculated is 29%, 31%, 41% for the first, second and third portion, respectively. The risk free interest rate that was taken into account is 0.17%, 0.05%, 0.24% for the first, second and third portion, respectively. The duration of the Option Warrant for the first portion is 52 months with a vesting and lock up period of 28 months. The duration of the Option Warrant for the second portion is 64 months with a vesting and lock up period of 40 months. The duration of the Option Warrant for the third portion is 76 months with a vesting and lock up period of 52 months. As stated in Section 4.3 above, the Exercise Price of the Option Warrants is NIS28.71, and the closing price of the share on the Stock Exchange on the day preceding the date of approval of the Board of Directors is NIS28.09. Under the terms of the Option Warrants, a maximum limit of 2 times the Exercise Price was taken into account at the level of the benefit resulting from the exercise of the Option Warrant (CAP) (see Sections 4.3 and 4.4 above).

19.5                   Accordingly, the cumulative economic value of the Option Warrants that will be allocated to the Offerees is about NIS28,806 thousand, of which the economic value of the Option Warrants that will be allocated to the CEO is about NIS2,413 thousand, as of the date of approval of the Board of Directors.

19.6                   The fair value calculation does not take into account the fact that the Option Warrants will not be listed on the stock exchange, and does not take into account the tax that may be applicable at the time of exercise of the Option Warrants or the sale of the Exercise Shares. However, since the Company is of the understanding that this model calculates and reflects the fair value of the Option Warrants in the best manner among the currently available models, the Company has chosen to implement this model with regard to the calculation of the fair value of the Option Warrants allocated by the Company.

19.7                   The measurement date for the accounting expense for the Option Warrants allocated to the Offerees is the date of approval of the allocation by the Board of Directors of the Company, and with respect to the offer to the CEO — the date of approval of the general meeting.

19.8                   The registration of the expense shall be deployed over the period from the date of the approval of the Board of Directors until the end of the Vesting Period of the Option Warrants.

20.         The economic value of the Restricted Shares

20.1                   The Restricted Shares shall be allocated to the Offerees for no consideration.

20.2                   The Company applies the IFRS standard no. 2 “share based payment”. The main provision of the standard is the recording of expenses for share based payment transactions in the financial statements of the Company according to their economic value on the date of allocation as defined in the aforementioned standard. The expense shall be recorded in the financial statements of the Company during the Vesting Period of the Restricted Shares in accordance with the number of Restricted Shares that are expected to be vested.

20.3                   The economic value of each Restricted Share is equal to the closing price of the Company’s share at the end of the trading day preceding the Effective Date.

20.4                   Accordingly, the economic value of each restricted share proposed to be allocated to the Offerees is NIS28.09, as per the date of approval of the Board of Directors of this Outline and Immediate Report (August 6, 2014).

20.5                   This value may vary, since the measurement date of the accounting expense for the award of the Restricted Shares shall be the actual date of the award of the Restricted Shares and not the day of publication of this Outline and Immediate Report.

20.6                   The registration of the expense shall be deployed over the period from the date of the award (as defined in the aforementioned IFRS No. 2) until the end of the Vesting Period of the Restricted Shares.

21.         Information based on the Sixth Addendum to the Reports Regulations

The following section 21 presents information based on the Sixth Addendum to the Reports Regulations concerning a material private offering to the CEO.

21.1                   For details regarding the Option Warrants and the Restricted Shares allocated to the CEO in accordance with the this Outline and Immediate Report, and their proportion of the voting rights and the issued and outstanding capital following allocation and exercise, as the case may be, and on a fully diluted basis and their financial value, see Sections 4 and 9 above.

21.2                   For details regarding all the compensation components of the CEO, see regulation 21, section E of the Company’s 2013 annual reports, as published by the Company on March 19, 2014 (ref. 2014-01-017478).

21.3         The organs that approved the allocation of the Option Warrants and Restricted Shares to the CEO and dates of approval

The Compensation Committee discussed and approved the Plan and the private offering, including the material private offering to the CEO at its meeting of August 4, 2014, and approved them.

The Company’s Board of Directors discussed and approved the Plan and the private offering, including the material private offering to the CEO at its meeting of August 6, 2014, and approved them.

The allocation of Option Warrants and Restricted Shares to the CEO according to this Outline and Immediate Report is subject to the approval of the General Meeting of shareholders of the Company by a special majority, as stipulated in section 272(c1)(1) of the Companies Law.

21.4         Method for determining compensation

For the purpose of determining the compensation, the Compensation Committee and the Board of Directors examined and took into account, in their deliberations concerning these matters, inter alia, the following parameters:

a.              The Company’s desire to incentivize the Officers and the CEO such that they will act for the continued success of the Company, to achieve its long-term goals and maximize its long-terms profits;

b.              Determining an maximum limit in the Plan for the inherent value of the benefit from the exercise of the Option Warrants in a manner so that the benefit shall not exceed twice the Exercise Price, as described in Sections 4.3 and 4.4 above;

c.               The scope and complexity of the Company’s operations and its financial results;

d.              Data pertaining to the scope of the total compensation for Officers and the CEO (including details of the various compensation components including the Option Warrants and the Restricted Shares);

e.               The terms of the allocation of the Option Warrants and the Restricted Shares and the ratio between the inherent value of the benefit and the level of total compensation of the Officers and the CEO;

f.                Economic opinion prepared by external advisors with respect to the financial value of the benefit inherent in the Option Warrants and the Restricted Shares (see sections 19 and 20 above).

g.               Reports prepared by external advisors that included comparative figures regarding all the compensation components (including salary, bonus and equity-based compensation) for Equivalent Officers in Comparative Companies (as defined in Section 6.1 of the Compensation Policy — “Comparative Companies”). The Compensation Committee and the Board believe, that in light of the fact that ICL is a multinational company having most of its sales outside of Israel and where a significant portion of its employees operates and is employed abroad, and considering the small number of Israeli companies in the field of operations of ICL, there is a difficulty in location relevant Comparative Companies in Israel. It is therefore appropriate that for purposes of examining the comparative compensation data of companies that are similar to ICL and the customary compensation data in its field of operation, the comparative data of the foreign Comparative Companies will be examined; Figures pertaining to the scope of compensation in securities to Officers pursuant to the Company’s previous options plan of 2012;

h.              Amendments to the Compensation Policy were recommended by the Compensation Committee on August 4, 2014 and thereafter approved by the Board of Directors on August 6, 2014, subject to approval of the amendments to the Compensation Policy by the General Meeting of the shareholders of the Company which was summoned to October 20, 2014. The allocation of the Option Warrants and Restricted Shares to the CEO corresponds with the Compensation Policy of the Company as it is as of the date of this Outline and Immediate Report, and as shall be amended (see the immediate report regarding the convening the General Meeting published by the Company concurrent with the publication of this Outline and Immediate Report).

21.5         Summary of the arguments of the Compensation Committee and the Board of Directors

The Compensation Committee and the Company’s Board of Directors examined the terms and conditions of the allocation of the Option Warrants and the Restricted Shares with attention paid to all the parameters specified in Section 21.4 above, and the Compensation Committee and the Board resolved to approve the allocation of the Option Warrants and the Restricted Shares, based on the following considerations:

21.5.1         The Compensation Committee and the Board of Directors decided to approve the allocation of the Option Warrants and Restricted Shares to the CEO as set out in this Outline and Immediate Report, and this considering: (1) the conditions of the allocation of the Option Warrants that include, inter alia, a maximum limit on the Exercise Date of the inherent benefit in the exercise of the Option Warrants; (2) the complex role of the CEO, his skills, expertise, proven managerial ability in the Company and his vast professional experience; (3) the achievements of the CEO since the beginning of his tenure and the accomplishments expected of him; (4) the scope and complexity of the activity of the ICL Group and its extensive global deployment; (5) the scope of the aggregated compensation of the officers and the CEO; and (6) the members of the Compensation

Committee and the Board place great importance in incentivizing the CEO to achieve the Company’s strategic plan for growth as well as the efficiency and cost savings plans of the Company, to attain its long-term goals and maximize its long-term profits, preserve the stability of the Company management and the continued leadership, and in their decision to approve the amount of the Option Warrants and the Restricted Shares for allocation, took into account the desire to ensure the continued tenure of the CEO in the Company in the coming years, and to link between the performance of the Company and the compensation that will derive from the Option Warrants and the Restricted Shares. Creation of mix of Option Warrants and Restricted Shares will reduce the incentive to take risks by the CEO, which are not compensated in an appropriate yield or excessive risks beyond the risk level desired for the Company, in accordance with its risk taking policy and will create an alignment with the interests of the shareholders.

21.5.2                      It was further determined by the Compensation Committee and the Board that the scope of compensation of the CEO is reasonable, even in comparison to the scope of the compensation in securities granted to the CEO in accordance with the Company’s previous options plan of 2012. Furthermore, the compensation proposed in this Outline and Immediate Report for all of the Offerees complies with the provisions of the Compensation Policy with regard to equity-based compensation. It was noted, the relative value of the offered compensation to the CEO is about third (1/3) of the value of the equity-based compensation that was granted to the CEO pursuant to the 2012 plan, taking into consideration that to the extent the amendments to the Compensation Policy are approved by the general meeting of the shareholders of the Company, the Company intends to allocate equity-based compensation annually (as opposed to allocate equity-based compensation once in 3 years).

21.5.3                      Taking into account all of the parameters that were examined and the arguments listed above, the Compensation Committee and the Board have determined that: (a) the scope of the compensation in securities and the scope of the aggregated compensation of the CEO are reasonable and appropriate in the circumstances of the matter, and do not deviate from the levels of compensation customary among CEOs in the foreign Comparative Companies, including in relation to the rate from the issued and outstanding capital and voting rights of the Company, which will be granted by the shares that shall be derived from the exercise of the Option Warrants and the Restricted Shares; (b) the equity based compensation is reasonable even in relation to the total amount of the Option Warrants and the Restricted Shares offered in accordance with the Plan; (c) the equity based compensation is reasonable even when taking into account the ratio between the Option Warrants and Restricted Shares offered and the other components of the CEO’s compensation; (d) the equity based compensation constitutes an important and integral part of the mix of compensation components and is designated to provide the CEO with an optimum incentive to act to maximize the Company’s profits and to attain its long-term goals, and that the compensation is designed to serve the best interests of the Company.

21.5.4                      Concurrently with the approval of the Plan, the Compensation Committee and the Board of Directors approved a compensation plan to 11,800 employees of the Company and of companies controlled by the Company, which are not managers and which are Offerees pursuant to the Plan, in an aggregated amount of up to about $17.5 million.

21.5.5                      The compensation granted to the CEO pursuant to this Outline and Immediate Report, complies with the provisions of the Compensation Policy.

22.         The Issued Share Capital of the Company, the amount and holding percentage of the Offerees and Interested Parties in the Company

22.1                   As of the date of this Outline and Immediate Report, the Company’s issued and outstanding share capital is NIS1,295,015,590 par value, divided into 1,295,015,589 ordinary shares of NIS1.00 par value each and one Special State Share.

22.2                   As of the date of this Outline and Immediate Report the Company holds 24,589,631 shares of that Company.

22.3                   As of the date of this Outline and Immediate Report, the officers and other employees in the Company hold an amount of 11,993,400 option warrants allocated pursuant to the Outline dated November 27, 2012.

22.4                   Following the allocation pursuant to this Outline and Immediate Report and assuming full exercise of all the Option Warrants and allocation of the Restricted Shares offered according to this report, the issued share capital(13) shall amount to NIS

(13)                         Assuming full exercise by the Offerees, regardless of the Maximum Share Value as described in Sections 4.3 and 4.4 above, without activating the right of the Company as described in Section 4.4 above, and

1,275,835,947 par value (disregarding the shares held by the Company — see above).

22.5                   To the best of the Company’s knowledge, the holdings of the CEO who is an interested party by virtue of its position in the Company, other interested parties and the rest of the holders of issued and outstanding share capital of the Company are, at the date of this report, and shall be subsequent to the private offering, as follows:

The Company’s Shareholders (***)		Immediately prior to the private offering			Subsequent to the private offering and assuming that the Offerees shall exercise all the options granted to them pursuant to this Outline and Immediate Report
Classification	Name	Quantity	Ratio in equity	Ratio in voting rights	Quantity	Ratio in equity(14)	Ratio in equity on a fully diluted basis(15)	Ratio in Voting Rights(16)	Ratio in Voting Rights on a fully diluted basis(17)
CEO Offeree in a material private offering	Stefan Borgas				1,643,201	0.13%	0.13%	0.13%	0.13%

Interested Parties	Israel Corporation Ltd		52.38%	52.38%		52.16%	51.68%	52.16%	51.68%

	PotashCorp Agricultural Cooperative Society Ltd.		13.86%	13/86%		13.8%	13.67%	13.8%	13.67%

irrespective of the shares held by the Company and irrespective of exercising of all other securities of the Company convertible into or exercisable into shares of the Company. The issued capital may be lower due to the allocation of a smaller amount of shares in respect of the Maximum Share Value specified in Section 4.3 above or due to the activation of the right of the Company to a net exercise as specified in Section 4.4 above.

(14)                         Assuming theoretically the exercise of all the Option Warrants into shares by the Offerees under this Outline and the allocation of Restricted Shares, irrespective of the Maximum Share Value as described in Sections 4.3 and 4.4, without activating the right of the Company to allocate shares in the amount of the monetary benefit as described in Section 4.4 above, irrespective of the shares held by the Company. The actual number of shares allotted may be lower than that specified in Section 4.1 above due to the Maximum Share Value as specified in Section 4.3 above or due to activations of the “net exercise” mechanism as described in Section 4.4 above.

(15)                         The calculation of the ratio on a fully diluted basis was made under the assumptions in footnote 3 above and assuming of all the other securities of the Company that are convertible and exercisable into shares in the Company.

(16)                          See footnote 3 above.

(17)                         The calculation of the full dilution percentage is made on the assumptions in footnote 3 above and assuming of all the other securities of the Company that are convertible and exercisable into shares in the Company.

The Company’s Shareholders (***)		Immediately prior to the private offering			Subsequent to the private offering and assuming that the Offerees shall exercise all the options granted to them pursuant to this Outline and Immediate Report
Classification	Name	Quantity	Ratio in equity	Ratio in voting rights	Quantity	Ratio in equity(14)	Ratio in equity on a fully diluted basis(15)	Ratio in Voting Rights(16)	Ratio in Voting Rights on a fully diluted basis(17)
	IDE Technologies

	Rotem Amfert Negev Ltd.

	Yair Orgler

	Avraham (Baiga) Shochat

	Ofer Holdings Group Ltd.

	Israel Chemicals Ltd.	24,589,631	—	—	24,589,631	—	—	—	—

Other share-holders	Public(*)	427,281,575	33.6%	33.6%	432,238,363	33.88%	33.56%	.88%	33.56%

(*)            Public, including the allocation to officers and employees who are Offerees according to this Outline and Immediate report, with the exception of the allocation for the CEO according to this Outline and Immediate Report and additional holdings of the CEO.

(**)     For additional information about the interested parties in the Company, see the most recent list of Holdings of interested parties and senior officers that was published by the Company on August 5, 2014 (Ref. No.  2014-01-127263).

23.         Consideration and manner of determination

23.1                   The Option Warrants and the Restricted Shares are offered to the Offerees with no consideration.

23.2                   If all of the offered Option Warrants are exercised into shares, the Company may receive up to and including the Final Exercise Date an amount equal to NIS130,000 thousand.

23.3                   The Company intends to use the proceeds it receives from the exercise of Option

Warrants, if received (see footnote 13), as shall be determined by the management or the Board of Directors of the Company, from time to time.

23.4                  The Exercise Price of the Option Warrants is determined by the Compensation Committee and the Board, and is identical for all the Offerees under this Outline and Immediate Report, including the CEO.

24.         Personal Interest in the approval of the Material Private Offering

To the best of the Company’s knowledge, none of the officers of the Company have a personal interest in the approval of the Material Private Offering, with the exception of the CEO.

25.         Required approvals

For further information pertaining to the required approvals and permits, see Section 2 above.

26.         Details of agreements pertaining to rights in the Shares of the Company

To the best of the Company’s knowledge, following to clarifications conducted with the CEO, there are no agreements, either written or oral, between the CEO and any shareholder of the Company, or between the Offerees, all or in part, between each other or between them and other persons with respect to the acquisition or sale of securities of the Company or with respect to the voting rights in the Company.

27.         Restraints or Restrictions applicable to the Offerees with respect to transactions with the Option Warrants and Restricted Shares

For further information in this regard, see Section 13 above.

28.         Term for granting of securities

The term for granting the Option Warrants and Restricted Shares to the Offerees pursuant to this Outline and Immediate Report shall be effected on the later date of: (A) receipt of all the required approvals as set forth in Section 2 above or (B) 14 business days after the date of publication of this Outline and Immediate Report; and shall terminate on the date of publication of the Periodic Report for 2014.

29.         Power of the Company’s Board of Directors

The Board of Directors of the Company is authorized to interpret the provisions of the Outline and the immediate Report and the Plan and to make any supplemental of clarifying instruction concerning the execution thereof, insofar as necessary, at its discretion.

Without derogating from the generality of the foregoing, it is clarified that subject to any applicable law,(18) the Board of Directors of the Company is authorized, at its sole discretion, to exercise all of the powers required for the purpose of managing the Plan, including determining the identity of the Offerees, determining the number of Option Warrants and Restricted Shares to be allocated to each of the Offerees, determining the dates of such allocation, determining the Exercise Price, determining the Vesting Periods, and on special

(18)                         The stated in this Section shall not derogate from the powers of the Compensation Committee according to law and according to Company procedures.

occasions as the Board of Directors deems fit— to accelerate the Vesting Periods of the Option Warrants and the Restricted Shares not yet vested (in whole or in part) and all in relation to all or any of the Offerees. The Board of Directors is also authorized to establish any other resolution required by or related to the Plan, whether or not indicated in the Plan.

Furthermore, the Board of Directors of the Company is authorized, subject to any applicable law and at its sole discretion, to amend the provisions of the Plan (and its ancillary documents), provided that any amendment of any of the terms and conditions of the Plan shall not contradict the provisions of Section 102 and shall not derogate from the rights of the Offerees pursuant to the Plan without obtaining the prior consent of the Offerees who, as of the date of the proposed amendment, have been granted Option Warrants that have yet to be exercised and have yet to expire according to the Plan, or Restricted Shares that the Restriction Period thereof has yet to pass.

The Board of Directors has delegated to the Compensation Committee its power to designate to specific Offerees (that are not officers) the Option Warrants and the Restricted Shares that shall be allocated to the Trustee, all in accordance with and subject to matters set forth in Section 288(B)(1) of the Companies Law and any applicable law.

30.         No undertaking for continued employment

The granting of the Option Warrants and the Restricted Shares to the Offerees pursuant to the Plan and this Outline and Immediate Report shall not be construed as imposing any obligation on the Company and/or its subsidiaries to continue the employment of any of the Offerees and/or as restricting them from terminating the employment of any of the employees and/or as granting any right to an Offeree to continue to be employed.

Part C. Rights associated with the Company’s Shares

31.                            The following is a concise description of the rights attached to the Company’s shares as prescribed in the Company’s Articles of Association. The full version of Company’s Articles of Association may be viewed on the distribution website of the Securities Authority at (www.magna.isa.gov.il) and at the registered office of the Company.

As of the date of this report, all the shares in the issued and outstanding share capital of the Company and the shares that shall be derived from the exercise of Option Warrants pursuant to the Plan and the Restricted Shares are registered ordinary shares, of NIS1.00 par value each (the “Ordinary Shares”), except for one special registered State share of NIS 1.00 par value (the “Gold Share”) which is held by the State of Israel.

31.1                   The conditions and rates of participation in the distribution of dividends and bonus shares: The Ordinary Shares shall be of equal rights and shall confer on the holders the right to receive notices regarding General Meetings of the Company, to participate in and vote at such meetings, to elect members of the Board of Directors (in the manner set forth in the Articles of Association of the Company) and the right to participate in the distribution of the Company’s profits and the distribution of surplus assets upon liquidation.

In the event of payment of dividends, such shall be paid proportionately to the sums that have been paid or credited as paid on account of the par value of the shares, without taking into account any premium paid thereupon.

In the event of distribution of bonus shares, such shall be distributed among the ordinary shareholders, in proportion to their entitlement to participate in the distribution of dividends, and shall be of the same class as the shares in respect of which they were distributed.

31.2                   Rights to participate in the division of the Issuer’s property upon liquidation: Upon liquidation of the Company, the surplus of the Company’s assets over all of its liabilities, subject to rights granted for any class of shares that may be issued at such time, in any, shall be distributed among the ordinary shareholders in proportion to the sum that has been paid credited as being paid on the par value of such shares, without taking into account any premium paid on the shares.

31.3                   Right to appoint directors: The members of the Board of Directors shall be appointed by the shareholders’ meeting or by the Company’s Board of Directors (in accordance with the provisions of the Company’s Articles of Association). All of the members of the Board of Directors shall hold office from the date of their election and/or appointment or from a later date, if so determined in the decision regarding the appointment, until the next annual shareholders’ meeting, and subject to the provisions of any applicable law and the Company’s Articles of Association. The majority of the members of the Board of Directors shall be citizens and residents of Israel. A person who is not a citizen or resident of Israel shall not be elected and/or appointed as a director if, as a result of such appointment, the majority of the Board of Directors shall not be citizens and residents of Israel and the election and/or appointment of a director as aforesaid shall be invalid and shall be deemed not to have been made from the beginning.

The number of members of the Board of Directors shall be no less than 7 and no more than 20. The external Directors of the Company shall be counted among the members of the Board of Directors.

31.4                   Rights to receive notices of meetings of shareholders, rights to participate and vote, and legal quorum: As set forth above, every regular shareholder has the right to receive notices of general meetings of the Company and to attend and vote at such meetings. Deliberations in a shareholders’ meeting shall not commence unless a quorum is present. A quorum shall be constituted by the presence, in person or by proxy, of at least two members who together hold more than 50% of the issued shares of the Company conferring voting rights. If, within half an hour of the time set for the inauguration of the meeting, there is no quorum, the meeting shall be adjourned to the same day in the following week, at the same and place, or to any other day and/or other time and/or other place as the Board of Directors shall prescribe by notice to the shareholders; if at such adjourned meeting there is no quorum after half an hour of the time set for the meeting, then two members with voting rights, being present in person or by proxy, and holding at least one third of the Company’s issued share capital, shall be entitled to discuss and resolve matters in respect of which the meeting was convened.

31.5                   Restriction on transfer of shares: Subject to the Company’s Articles of Association, fully paid shares may be transferred without need for the consent of the Board of Directors. The Special State share shall not be transferable. The Articles of Association contain provisions restricting the purchase or holding of shares in rates of 14% or more, of 25% or more, and the dominant rate of the shares in the share capital of the Company which confers on the holder the right, ability or practical possibility to appoint, either directly or indirectly, a number of Directors of the Company constituting half or more of the number of members of the Company’s Board of Directors, as actually appointed, from time to time. Any such purchase or holding shall require the consent of the person holding the Special State share, in accordance with the proceedings and conditions set forth in the Articles of Association.

31.6         Conditions for amendment of rights associated with the ordinary shares: Amendment of rights associated with any class of shares shall be prescribed in a resolution of the shareholders of such class, and in a resolution of meetings of such classes of shares whose rights may be prejudiced as a result of the change, by an ordinary majority among those present and voting at those meetings. Special State share: Any amendment of the Articles of Association which might directly or indirectly prejudice the rights attached to the Special State share shall be deemed to be a change of the rights attached to the Special State share. Any resolution or act which might directly or indirectly prejudice the rights attached to the special State share shall only be made with the consent of the holder of the Special

State share and shall be invalid in the absence of the consent of the holder of the Special State share.

Part D. Additional Details

32.         Details of the price of the Company’s shares on the Stock Exchange

The closing price of the Company’s share on the Stock Exchange on August 4, 2014 (the last trading day preceding the date of the resolution of the Board of Directors concerning the granting of the Option Warrants and the Restricted Shares) was NIS28.09.

The following are the details of the highest and lowest share price (in Agorot) on the dates on which the Company’s shares were traded during each of the two calendar years preceding the date of this Outline and Immediate Report, and during the period from January 1, 2014, through shortly prior to the date publication of this Outline and Immediate Report.

	High Quotation*		Low Quotation*
Period	Date	Quotation (Ag.)	Date	Quotation (Ag.)
	02/10/2012	4307.61	01/02/2012	3234.34
	23/01/2013	4511.17	08/09/2013	2324.5
2014 (to August 6, 2014)	25/05/2014	3105.39	07/01/2014	2599.88

*  The closing prices of the shares subsequent to their adjustment in respect of the distribution of a dividend, as implemented by the Tel Aviv Stock Exchange Ltd.

33.         Notice of this Outline and Immediate Report

Within 21 days of date of publication of this Outline and Immediate Report, the Company shall provide a copy of the Outline and Immediate Report, together with reference to the reports to which it refers, to each Offeree at their place of employment or at their addresses as recorded by the Company. Each Offeree shall receive a page setting forth references to links on the distribution website of the Securities Authority, with respect to each of the reports to which this Outline and Immediate Report refers. In addition, a printed copy of the aforementioned reports shall be deposited with the Company’s secretariat and with segment secretariats, and each Offeree shall be able to view such and may obtain a copy thereof upon request.

Any notice from the Company to Offerees shall be served by means of written notice that shall be delivered to each of the Offerees at his place or work or his address registered with the Company or at his e-mail address.

34.         Referral to the periodic report, the interim financial statements and the immediate reports

Attention is hereby drawn to the periodic report for 2012 which was published by the Company on March 13, 2012 (reference number 2013-01-003520) and to the periodic report for 2013 which was published by the Company on March 19th, 2014 (Ref. No. 2014-01-017478) and to the 1st Quarter Report for 2014 which was published by the Company May 15, 2013 (reference number 2014-01-064320), 2nd Quarter Report for 2014 which was published by the Company on August 7, 2014 (reference number 2014-01-128733) as well as the Immediate Reports which were published by the Company since the last Periodic Report. These documents may be perused at the distribution website of the Securities Authority at www.magna.isa.gov.il and at the website of the TASE at www.tase.co.il and at the registered office of the Company (at the office of the Legal adviser and Company Secretary), during ordinary office hours and by prior appointment, at Tel: 03-6844440.

35.         Powers of the Israel Securities Authority

The Securities Authority, including an employee of the Authority so authorized, may instruct the Company, within 14 business days of the date of submission of this Outline and Immediate Report, to provide any explanation, details, information or documents pertaining to this Outline and Immediate Report, and may instruct the Company to amend this Outline and Immediate Report within such time as it may prescribe. Should the Authority instruct to amend this Outline and Immediate Report, it may order a postponement of the effective date of the commencement of the term of grant of securities to a date which may fall no earlier than three business days and no later than 14 business days from the date on which the amendment to this Outline and Immediate Report is published. The amendment of this Outline and Immediate Report and the postponement of the commencement of the term of grant of the securities under these instructions shall be effected in accordance with the provisions of the Outline Regulations.

36.         Company representative

The representative of the Company for the purpose of dealing with this Outline and Immediate Report is the Company’s Vice-President, Legal Advisor and Company Secretary, Lisa Haimovitz, Adv., at Tel: 972-3-6844440 and fax 972-3-6844427.

Israel Chemicals Ltd.

/s/ Lisa Haimovitz
By: Lisa Haimovitz, Adv.

VP, Legal Advisor and Company Secretary

Signature date: August 20, 2014